Exhibit 10.5
CHINA-BIOTICS, INC.

INVESTORS’ RIGHTS AGREEMENT

This Investors’ Rights Agreement (the “Agreement”) is made as of the 22nd day of March, 2006, by and among China-Biotics, Inc., a Delaware corporation (the “Company”), and the investors listed on the signature page hereto (each an “Investor” and collectively the “Investors”).

RECITALS

A.
Sinosmart Group Inc., a British Virgins Islands corporation (“Sinosmart”) and the Investors entered into a subscription agreement (the “Subscription Agreement”), dated as of the date hereof, for the purchase of ordinary shares of Sinosmart (the “Private Placement”).

B.
In connection with the execution of this Agreement, the Company, Sinosmart and the shareholders of Sinosmart (the “Sinosmart Shareholders”), which include the Investors, are entering into and consummating a Securities Exchange Agreement (the “Exchange Agreement”), pursuant to which the Company will acquire all of the shares of Sinosmart from the Sinosmart Shareholders in exchange for the issuance of shares of common stock of the Company (“Common Stock”).

AGREEMENT

The parties hereby agree as follows:

1. Covenants of the Company.

1.1 Covenants. The Company shall not without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy-five percent (75%) of the then outstanding shares of Common Stock:

(a) authorize or issue, or obligate itself to issue, any other equity security, including any security convertible into or exercisable for any equity security, having a preference over the Common Stock with respect to voting, dividends, conversion or upon liquidation;

(b) amend the Company’s certificate of incorporation, except as required by law or by decree or order of a court;

(c) redeem, purchase or otherwise acquire (or pay into or set funds aside for a sinking fund for such purpose) any share or shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for the Company or any subsidiary pursuant to agreements under which the Company has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, or through the exercise of any right of first refusal;

(d) engage, or permit any of its subsidiaries to engage, in any line of business other than that (a) which is the same as or related, ancillary or complementary to any of the businesses of the Company and its subsidiaries on the date hereof, or (b) which is contemplated in the draft Registration Statement on Form SB-2 attached as an exhibit to the Exchange Agreement;

(e) enter into any agreement or transaction to sell all or substantially all of the Company’s equity interests in any of its subsidiaries; provided that this provision shall not apply to (i) any such agreement or transaction among the Company and one or more of its subsidiaries, or among the Company's subsidiaries, and (ii) any such agreement or transaction that the Company’s board of directors, after consulting with the Company’s legal counsel, determines in good faith is necessary for the Company’s board of directors to comply with its fiduciary duties imposed by applicable law; or

(f) authorize the payment by the Company of any dividends or distributions on the Common Stock.

1.2 Notice. The Company shall give 30 days notice to the Investors prior to the consummation of any transaction described in Section 1.1(e). Each Investor agrees to treat any such information as confidential unless the Company has otherwise publicly disclosed such information.

1.3 Right of First Offer. Subject to the terms and conditions specified in this Section 1.3, the Company hereby grants to each Investor a right of first offer with respect to future sales by the Company of any Discounted Shares (as hereinafter defined). “Discounted Shares” shall mean any shares of, or securities convertible into or exercisable for any shares of, any class of capital stock of the Company issued or sold by the Company at a per share purchase price less than (i) if the Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the average closing sale price for the Common Stock (or the closing bid, if no sale was reported) for the five trading days prior to the effective date of any sale, as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock), or (ii) if the Common Stock is not listed on any established stock exchange or traded on the Nasdaq National Market or the Nasdaq SmallCap Market, the average bid and ask prices quoted for the Common Stock for the five trading days prior to the effective date of any sale; provided, that if no such bid or ask price information is available for the prior five trading days, then the average shall be computed based on the last five trading days for which such information is available. Each time the Company proposes to offer any Discounted Shares, the Company shall first make an offering of such Discounted Shares to each Investor in accordance with the following provisions:

(a) The Company shall deliver a notice (the “RFO Notice”) to the Investors stating (i) its bona fide intention to offer such Discounted Shares, (ii) the number of such Discounted Shares to be offered, and (iii) the price and terms, if any, upon which it proposes to offer such Discounted Shares.

(b) Within 10 calendar days after delivery of the RFO Notice, the Investor may elect to purchase or obtain, at the price and on the same terms as the Discounted Shares are purchased by other third party purchasers, up to that portion of such Discounted Shares which equals the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Investor bears to the sum of (A) the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities) and (B) shares of Common Stock issuable to employees, consultants or directors pursuant to a stock option plan, restricted stock plan, or other stock plan, agreement or arrangement approved by the Company’s Board of Directors. Such purchase shall be completed at the same closing as that of any third party purchasers or at an additional closing thereunder. The Company shall promptly, in writing, inform each Investor that purchases all the shares available to it (each, a “Fully-Exercising Investor”) of any other Investor’s failure to do likewise. During the 10-day period commencing after receipt of such information, each Fully-Exercising Investor shall be entitled to obtain that portion of the Discounted Shares for which other Investors were entitled to subscribe but which were not subscribed for by such Investors that is equal to the proportion that the number of shares of Common Stock issued and held, or issuable upon conversion and exercise of all convertible or exercisable securities then held, by such Fully-Exercising Investor bears to the total number of shares of Common Stock then outstanding (assuming full conversion and exercise of all convertible or exercisable securities).

(c) The Company may, during the 60-day period following the expiration of the period provided in subsection 1.3(b) hereof, offer the remaining unsubscribed portion of the Discounted Shares to any person or persons at a price not less than, and upon terms no more favorable to the offeree than, those specified in the RFO Notice. If the Company does not enter into an agreement for the sale of the Discounted Shares within such period, or if such agreement is not consummated within 90 days of the execution thereof, the right provided hereunder shall be deemed to be revived and such Discounted Shares shall not be offered unless first reoffered to the Investors in accordance herewith.

(d) The right of first offer in this Section 1.3 shall not be applicable to (i) the issuance of securities in connection with stock dividends, stock splits or similar transactions; (ii) the issuance or sale of shares of capital stock (or options therefor) to employees, consultants and directors of the Company, directly or pursuant to a stock option plan, restricted stock purchase plans or other stock plan; (iii) the issuance of securities to financial institutions, equipment lessors, brokers or similar persons in connection with commercial credit arrangements, equipment financings, commercial property lease transactions or similar transactions; (iv) the issuance of securities in connection with bona fide acquisition, merger or similar transaction; (v) the issuance of Common Stock in a Qualified Public Offering; or (vi) the issuance of securities to an entity as a component of any business relationship with such entity primarily for the purpose of (A) joint venture, technology licensing or development activities, (B) distribution, supply or manufacture of the Company’s products or services or (C) any other arrangements involving corporate partners that are primarily for purposes other than raising capital. “Qualified Public Offering” means a firm commitment underwritten public offering by the Company of shares of its Common Stock pursuant to a registration statement under the Securities Act of 1933, as amended, which results in aggregate cash proceeds to the Company of at least $15,000,000 (net of underwriting discounts and commissions). In addition to the foregoing, the right of first offer in this Section 1.3 shall not be applicable with respect to any Investor and any subsequent securities issuance, if (i) at the time of such subsequent securities issuance, the Investor is not an “accredited investor,” as that term is then defined in Rule 501(a) under the Securities Act, and (ii) such subsequent securities issuance is otherwise being offered only to accredited investors.

2. Miscellaneous.

2.1 Termination. This Agreement shall terminate, and have no further force and effect, on the earlier to occur of (a) such time as the Investors as a group hold less than twenty-five percent (25%) of the then outstanding shares of Common Stock, (b) two years from the date hereof, and (c) the date the put right set forth in Section 1 of the Put Agreement, dated as of the date hereof, by and among Sinosmart, and the persons and entities listed on the signature pages thereto, is exercised pursuant to the terms thereof.

2.2 Entire Agreement. This Agreement, and any schedules and exhibits hereto and other writings referred to in this Agreement or any such exhibit or other writing are part of this Agreement, together they embody the entire agreement and understanding of the parties hereto in respect of the transactions contemplated by this Agreement and together they are referred to as this “Agreement” or the “Agreement.” There are no restrictions, promises, warranties, agreements, covenants or undertakings, other than those expressly set forth or referred to in this Agreement. This Agreement supersedes all prior agreements and understandings between the parties with respect to the transaction or transactions contemplated by this Agreement.

2.3 Successors and Assigns. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned (whether voluntarily, involuntarily, by operation of law or otherwise) by any Investor without the prior written consent of the Company.

2.4 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the Company and the holders of at least a majority of the then outstanding shares of Common Stock acquired in the Private Placement and held by the Investors. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each party to the Agreement, whether or not such party has signed such amendment or waiver.

2.5 Notices. All notices, requests, demands and other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given and effective: (i) on the date of delivery, if delivered personally; (ii) on the date of transmission, if sent by facsimile, telecopy, telex or other similar telegraphic communications equipment; (iii) one business day after delivery to an overnight delivery courier service for next-business day delivery; or (iv) on the fifth business day following the date of mailing, if sent by registered mail, return receipt requested, postage prepaid, and in each case addressed to such party at the address set forth in the Exchange Agreement, or to such other person or address as such party shall furnish to the other parties hereto in writing.

2.6 Severability. The provisions of this Agreement will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Agreement, as applied to any party hereto or to any circumstance, is adjudged by an Authority, arbitrator, or mediator not to be enforceable in accordance with its terms, the parties hereto agree that the Authority, arbitrator, or mediator making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

2.7 Governing Law. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the internal substantive laws of Delaware (without regard to the laws of conflict that might otherwise apply) as to all matters, including matters of validity, construction, effect, performance and remedies.

2.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

2.9 Headings. The table of contents and the headings of the sections and subsections of this Agreement are inserted for convenience only and shall not constitute a part hereof.

2.10 No Third Party Beneficiaries. Nothing in this Agreement shall entitle any person or entity (other than a party hereto and his, her or its respective successors and assigns permitted hereby) to any claim, cause of action, remedy or right of any kind.

[Signature Page Follows]

The parties have executed this Investors’ Rights Agreement as of the date first above written.

COMPANY:

CHINA-BIOTICS, INC.

/s/ Song Jinan
Name: Song Jinan Title: Chief Executive Officer and President

INVESTORS:

Chinamerica Fund, L.P.	Chinamerica Sino-biotics Acquisition, LLC
By: Chinamerica Partners, LP Its General Partner By: Chinamerica Holdings, LLC Its General Partner	By: Chinamerica Partners, LP Its General Partner By: Chinamerica Holdings, LLC Its General Partner

/s/ Beau Johnson	/s/ Beau Johnson
Name: Beau Johnson Title: Manager	Name: Beau Johnson Title: Manager

Pope Investments LLC	Matt Hayden
Pope Asset Management, LLC, Manager

/s/ William P. Wells	/s/ Matt Hayden
Name: William P. Wells Title: Member

BFS US Special Opportunities Trust PLC	Renaissance US Growth Investment Trust PLC

/s/ Russell Cleveland	/s/ Russell Cleveland
Name: Russell Cleveland Title: President	Name: Russell Cleveland Title: President

Halter/Pope USX China Fund

/s/ Stephen Parr
Name: Stephen Parr Title: President Address: 5100 Poplar Avenue, Suite 512 Memphis, TN 38137 Facsimile No: 901-763-4229